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                                                                    EXHIBIT 99.1


PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE

FROM:   STERN & COMPANY                         Contact:   Richard Stern
        215 Park Avenue So. Ste.2013                       Henry Ling
        New York, NY   10003                               (212)  777-7722

FOR:    DENSE-PAC MICROSYSTEMS, INC.            Contact:   William Stowell
        7321 Lincoln Way                                   (714) 898-0007
        Garden Grove, CA  92841-1431


                        DENSE-PAC MICROSYSTEMS NAMES NEW
                      CHIEF EXECUTIVE OFFICER AND PRESIDENT

GARDEN GROVE, CALIF., January 7, 1997 - Dense-Pac Microsystems, Inc., (Nasdaq:DPAC) announced today the appointment of Uri Levy as its new Chief Executive Officer, Director and President.

Mr. Levy previously served in several positions as president, chief operating officer and director of Centennial Technologies, Inc. (NYSE: CTN) which specializes in customized PCMCIA/PC card solutions. Mr. Levy then (from Aug
1996) served as president of Centennial Capital Corporation, a new wholly-owned subsidiary of Centennial Technologies, specializing in investment in technology companies, and he also served on the board of directors of these companies.

During his tenure at Centennial (Aug 1994 to Nov 1996), revenues increased by more than 360% ($8.2 million to $37.8 million, June of 1996) and the Company was listed in the Top 200 fastest growth companies by Forbes Magazine (Nov 1995). Business Week and Barron's rated Centennial as the best performing stock in 1996.

Prior to Centennial, Mr. Levy served as president and chief operating officer of Acom Computer Inc. (1989-1994), specializing in laser printing applications and network connectivity solutions for IBM AS400 and RS6000 multi-user server networked systems. During his tenure sales rose by 300%. Mr. Levy also worked for Citicorp in the development of Citibank's touch screen ATM.

Mr. Levy stated that he is looking forward to the challenge of expanding Dense-Pac's numerous applications with the company's excellent and experienced team members. His strategies for growth will include expansion of sales into emerging market segments, the introduction of innovative and customized products to meet our customers' needs, strategic alliances with related technology firms, licensing of Dense-Pac technology, as well as potential acquisitions of related technology firms.
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Mr. Levy's experience includes leading edge design, manufacturing, OEM sales and capital investments in technologies in fields such as, surface mount designs, PCMCIA card systems, chip-on-board, optical imaging, internet, video conferencing, laser printers, memory storage devices and network server communications. Mr. Levy has over 18 years experience with high technology industry, including founding Cygnus Engineering, a computer aided design engineering firm, and VIVID Communication, a video conferencing firm. He holds Bachelors and Masters Degrees in engineering. Mr. Levy is also the author of the book "Electronic Printing", published by Interquest in 1993, a member of IEEE and the Young President's Organization.

Mr. Levy succeeds James G. Turner who stepped down from his position as Chief Executive Officer and President.

Statements regarding the Company's expectations about growth strategies, new and existing products, future financial performance and other forward looking statements are subject to various risks and uncertainties, including, without limitation, demand and acceptance of new and existing products, technological advances and product obsolescence, availability of semiconductor devices at reasonable prices, competitive factors and the availability of capital to finance growth. These and other risks are discussed in greater detail in the Company's filings with Securities and Exchange Commission.

Dense-Pac Microsystems, Inc. is a designer and manufacturer of proprietary computer chip stacking technologies that allows the Company's government and commercial customers to pack huge amounts of memory into small spaces. Its memory technology can be used in such diverse areas as space satellites and space missiles, high performance auto engines, computer servers and cellular telephones.


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